EXHIBIT 4.2

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 6, 2007 between PXP Acquisition LLC, a Delaware limited liability company (the “Company”), and the successor in interest by merger to Pogo Producing Company, a Delaware corporation (“Pogo”), and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Pogo has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of March 29, 2005 providing for the issuance of 6.625% Senior Subordinated Notes due 2015 (the “Notes”);

WHEREAS, Pogo, the Company, and Plains Exploration and Production Company entered into an Agreement and Plan of Merger dated as of July 17, 2007 pursuant to which Pogo would be merged with and into the Company (the “Merger”);

WHEREAS, the Merger has taken place and upon consummation of the Merger the Company was the surviving corporation and became the successor to Pogo;

WHEREAS, Section 5.1 of the Indenture provides that Pogo shall not merge with or into any person unless the Successor Company (as defined in the Indenture) is a corporation, partnership, trust or limited liability company organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Pogo) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Pogo under the Notes and the Indenture and will expressly assume all of the obligations of Pogo under any Registration Rights Agreement then in effect; and

WHEREAS, pursuant to Section 9.1(2) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.           Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.           Agreement to Assume Notes.  The Company hereby assumes, and is obligated for, all obligations of Pogo under the Indenture, the Notes and any Registration Rights Agreement in effect and agrees to be bound by and comply with each of the covenants and agreements contained therein.

3.           Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed by the Company and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in any respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms set forth in the Indenture with the same force and effect as if those terms were repeated at length herein and made applicable to the Trustee with respect hereto.

6.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.           Effect of Headings.  The section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PXP ACQUISITION LLC

By:	/s/ WINSTON M. TALBERT

Name:	Winston M. Talbert
Title:	Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
AS TRUSTEE

By:	/s/ MARCELLA BURGESS

Name:	Marcella Burgess
Title:	Assistant Vice President